As filed with the Securities and Exchange Commission on June 29, 2010

Securities Act Registration No. 333-166021

Investment Company Registration No. 811-22405

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933 [X]

Pre-Effective Amendment No.

Post-Effective Amendment No. 1

and/or

REGISTRATION STATEMENT UNDER

THE INVESTMENT COMPANY ACT OF 1940 [X]

Amendment No. 5

ClearBridge Energy MLP Fund Inc.

(Exact Name of Registrant as Specified in Charter)

55 Water Street

New York, New York 10041

(Address of Principal Executive Offices)

(888) 777-0102

(Registrant’s Telephone Number, Including Area Code)

R. Jay Gerken

Legg Mason & Co., LLC

620 Eighth Avenue, 49th Floor

New York, New York 10018

(Name and Address of Agent for Service)

Copies to:

Sarah E. Cogan, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017	Robert I. Frenkel, Esq. Legg Mason & Co., LLC 300 First Stamford Place Stamford, CT 06902	David Wohl, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☐

It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to section 8(c)

If appropriate, check the following box:

☐	This post-effective amendment designates a new effective date for a previously filed registration statement.

☒	This form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933 of the earlier effective registration statement for the same offering (Reg. No. 333-166021).

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	62,500,000 shares	$20.00	1,250,000,000	89,125(1)

(1)	All fees have been previously paid.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-166021 and 811-22405) (the “Registration Statement”) of ClearBridge Energy MLP Fund Inc., a Maryland corporation (the “Registrant”), is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended. The contents of the Registration Statement filed by the Registrant with the Securities and Exchange Commission and declared effective on June 24, 2010 are incorporated herein by reference. The sole purpose of this Post-Effective Amendment No. 1 is to add a new Exhibit l(3), and accordingly, this amendment shall become effective immediately upon filing with the Securities and Exchange Commission.

PART C

OTHER INFORMATION

Item 25. Financial Statements and Exhibits

Registrant has not conducted any business as of the date of this filing, other than in connection with its organization. Financial Statements (including the Report of Independent Registered Public Accounting Firm and the Notes to Financial Statements) indicating that the Registrant has met the net worth requirements of Section 14(a) of the of the Investment Company Act of 1940, as amended, were filed in Pre-effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-166021) and are incorporated by reference herein.

(1)	Financial Statements

	Part A	None

	Part B	Financial statements(3)

(2)	Exhibits

	(a)	Articles of Incorporation, dated March 31, 2010(1)

	(a)	By-Laws(1)

	(c)	Not Applicable

	(d)	Articles V and VIII of Registrant’s Articles of Incorporation are incorporated herein by reference.

	(e)	Form of Dividend Reinvestment Plan(4)

	(f)	Not Applicable

	(g) (1)	Form of Management Agreement(4)

	(g) (2)	Form of Subadvisory Agreement(4)

	(h) (1)	Form of Underwriting Agreement(4)

	(h) (2)	Form of Master Agreement Among Underwriters(4)

	(h) (3)	Form of Master Selected Dealer Agreement(4)

	(h) (4)	Form of Structuring Fee Agreement with Citigroup Global Markets Inc.(4)

	(h) (5)	Form of Marketing and Structuring Fee Agreement with Morgan Stanley & Co. Incorporated(4)

	(h) (6)	Form of Additional Compensation Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated(4)

	(h) (7)	Form of Structuring Fee Agreement between with Ameriprise Financial Services, Inc.(4)

	(i)	Not Applicable

	(j)	Custodian Services Agreement with State Street Bank and Trust Company(4)

	(k)	Transfer Agency and Services Agreement with American Stock Transfer & Trust Company LLC(4)

	(l) (1)	Opinion and Consent of Simpson Thacher & Bartlett LLP(4)

	(l) (2)	Opinion and Consent of DLA Piper LLP (US)(4)

	(l) (3)	Opinion and Consent of DLA Piper LLP (US)(6)

	(m)	Not Applicable

	(n)	Consent of Independent Registered Public Accounting Firm(5)

	(o)	Not Applicable

	(p)	Subscription Agreement(4)

	(q)	Not Applicable

	(r) (1)	Code of Ethics of the Fund and LMPFA(4)

C-1

(r) (2)	Code of Ethics of ClearBridge(4)
(s)	Powers of Attorney(2)

(1)	Filed on April 13, 2010 with Registrant’s Registration Statement on Form N-2 (File No. 333-166021 and 811-22405) and incorporated by reference herein.
(2)	Filed on May 20, 2010 with Registrant’s Registration Statement on Form N-2 (File Nos. 333-166021 and 811-22405) and incorporated by reference herein.
(3)	Filed on May 25, 2010 with Registrant’s Registration Statement on Form N-2 (File Nos. 333-166021 and 811-22405) and incorporated by reference herein.
(4)	Filed on June 22, 2010 with Registrant’s Registration Statement on Form N-2 (File Nos. 333-166021 and 811-22405) and incorporated by reference herein.
(5)	Filed on June 24, 2010 with Registrant’s Registration Statement on Form N-2 (File Nos. 333-166021 and 811-22405) and incorporated by reference herein.
(6)	Filed herewith.

Item 26. Marketing Arrangements

See the Form of Underwriting Agreement, the Form of Master Agreement Among Underwriters, the Form of Master Selected Dealer Agreement, the Form of Structuring Fee Agreement with Citigroup Global Markets Inc., the Form of Marketing and Structuring Fee Agreement with Morgan Stanley & Co. Incorporated, the Form of Additional Compensation Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Form of Structuring Fee Agreement with Ameriprise Financial Services, Inc. filed as Exhibit (h)(1), Exhibit (h)(2), Exhibit (h)(3), Exhibit (h)(4), Exhibit (h)(5), Exhibit (h)(6) and Exhibit (h)(7), respectively, to this Registration Statement.

Item 27. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the offering described in this Registration Statement:

SEC registration fees	$90,455
Listing fees	40,000
Financial Industry Regulatory Authority fees	76,000
Printing and engraving expenses	400,000
Accounting fees and expenses	20,500
Legal fees and expenses	525,000

Total	$1,151,955

Item 28. Persons Controlled by or Under Common Control with Registrant

None.

Item 29. Number of Holders of Securities

At May 10, 2010

Title of Class	Number of Record Holders
Common Stock, par value $0.001 per share	1

Item 30. Indemnification

Sections 1-3 of Article VII of the Registrant’s Articles of Incorporation, filed as Exhibit (a) to this Registration Statement, provide that:

To the maximum extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current or former director or officer of the Registrant shall have any liability to the Registrant or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Registrant whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

The Registrant shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by Maryland law. The Registrant shall indemnify and

C-2

Schedule of Exhibits to Form N-2

Exhibit No.	Exhibit
(l)(3)	Opinion and Consent of DLA Piper LLP (US)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 29th day of June 2010.

CLEARBRIDGE ENERGY MLP FUND INC.

By:	/s/ R. Jay Gerken
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the 1933 Act, this Amendment to this Registration Statement has been signed by the following person in the capacity and on the date indicated.

Signature	Title	Date

/s/ R. Jay Gerken R. Jay Gerken	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	June 29, 2010

/s/ Kaprel Ozsolak Kaprel Ozsolak	Chief Financial Officer (Principal Financial and Accounting Officer)	June 29, 2010

/s/ Carol L. Colman* Carol L. Colman	Director

/s/ Daniel P. Cronin* Daniel P. Cronin	Director

/s/ Paolo M. Cucchi* Paolo M. Cucchi	Director

/s/ Leslie H. Gelb* Leslie H. Gelb	Director

/s/ William R. Hutchinson* William R. Hutchinson	Director

/s/ Dr. Riordan Roett* Dr. Riordan Roett	Director

/s/ Jeswald W. Salacuse* Jeswald W. Salacuse	Director

*By: /s/ R. Jay Gerken R. Jay Gerken As Agent or Attorney-in-fact June 29, 2010

The original powers of attorney authorizing R. Jay Gerken, Kaprel Ozsolak, Robert I. Frenkel and William J. Renahan to execute this Registration Statement, and any amendments thereto, for the directors of the Registrant on whose behalf this Registration Statement is filed have been executed and were previously filed as Exhibit (s) to this Registration Statement.